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                                    EXHIBIT 11

                          NATIONAL VISION ASSOCIATES, LTD.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
             (000's except net income per common share information)


                                                          Three Months Ended
                                                     -----------------------------
                                                     March 30,          March 29,
                                                       1996               1997
                                                       ----               ----

NET INCOME                                           $   991            $ 1,653
                                                     =======            =======

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                                           20,602             20,648

  Common stock equivalents using
   the treasury stock method                              40                130

AVERAGE COMMON SHARES                                -------            -------
OUTSTANDING AS ADJUSTED                               20,642             20,778
                                                     =======            =======

NET INCOME PER COMMON SHARE                          $  0.05            $  0.08
                                                     =======            =======

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     SFAS Statement No. 128 "Earnings per Share" is effective for financial statements for both interim and annual periods ending after December 15, 1997. Management anticipates that the statement, which revises the calculation for earnings per share, will not have a material affect on the computation of per share earnings.